Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan, of our reports dated August 28, 2013, with respect to the consolidated financial statements of Fusion-io, Inc., and the effectiveness of internal control over financial reporting of Fusion-io, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

August 28, 2013